Exhibit 4.3

EXHIBIT B

[FORM OF EXCHANGE NOTE]

AGRILINK FOODS, INC.

11-7/8% SENIOR SUBORDINATED NOTES DUE 2008

No.	$

[CUSIP][CINS] NO.

Agrilink Foods, Inc., a corporation duly organized and existing under the laws of the State of New York (herein called the “COMPANY”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                                             , or registered assigns, the principal sum of                                        Dollars on November 1, 2008.

Interest Payment Dates:	May 1 and November 1, commencing
May 1, 1999

Record Dates: April 15 and October 15

Pursuant to the Indenture, the payment of principal of and premium, if any, and interest and, if applicable, Additional Interest on this Note is unconditionally guaranteed by Pro-Fac Cooperative, Inc., a cooperative corporation duly organized and existing under the laws of the State of New York, and its successors (“PRO-FAC”) and by the Subsidiary Guarantors (as defined in the Indenture) (together with Pro-Fac, the “GUARANTORS”), and such other Persons as may from time to time execute and deliver to the Trustee a counterpart of the Indenture as a Subsidiary Guarantor.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and as more fully specified in the Indenture, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

AGRILINK FOODS, INC.

By:
Name:
Title:

By:
Name:
Title:

Dated: [ ]

This is one of the Notes referred to in the within-mentioned Indenture.

IBJ SCHRODER BANK & TRUST COMPANY
as Trustee

Dated: [ ]	By:
Authorized Signatory

FORM OF REVERSE OF NOTE

1. INTEREST. Agrilink Foods, Inc. (the “COMPANY”) promises to pay interest on the principal amount of this Note at the rate and in the manner specified below. Cash interest will accrue at 11-7/8% per annum until maturity and will be payable semi-annually in arrears in cash on May 1 and November 1 of each year commencing May 1, 1999, or if any such day is not a Business Day on the next succeeding Business Day (each an “INTEREST PAYMENT DATE”). Interest on this Note will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the original date of issue. To the extent lawful, the Company shall pay interest on overdue principal, premium, if any, interest and Additional Interest, if any, from time to time on demand at the rate borne by this Note, compounded semi-annually. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

There shall also be payable in respect of this Note all Additional Interest that may have accrued on the Note for which this Note was exchanged (as defined in such Note) pursuant to the Exchange Offer or otherwise pursuant to a Registration of such Note, such Additional Interest to be payable in accordance with the terms of such Note.

2. METHOD OF PAYMENT. The Company will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the record date for the next Interest Payment Date, which record date shall be April 15 and October 15 of each year (each a “RECORD DATE”); notwithstanding the foregoing, the first Record Date shall be April 15, 1999. Holders must surrender Notes to a Paying Agent, as defined below, to collect principal payments on such Notes. Principal of, premium, if any, interest and Additional Interest, if any, on, the Notes will be payable at the office or agency of the Company maintained for such purpose within the Borough of Manhattan in the City and State of New York or, at the option of the Company by wire transfer of immediately available funds or, in the case of certificated securities only, by mailing a check to the registered address of the Holder. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. LEGAL TENDER”).

3. PAYING AGENT AND REGISTRAR. (a) IBJ Schroder Bank & Trust Company (the “TRUSTEE”) will initially act as the Paying Agent and Registrar. The Company may appoint additional paying agents or co-registrars, and change the Paying Agent, any additional paying agent, the Registrar or any co-registrar without prior notice to any Holder. The Company, any Guarantor or any of their respective Affiliates may act in any such capacity unless an Event of Default shall have occurred and be continuing.

(b) Pursuant to the Indenture, the Company has appointed the Trustee as transfer and exchange agent for the purpose of any transfer or exchange of the Notes.

(c) Holders shall present Notes to the Trustee, as transfer and exchange agent, for transfer and exchange.

4. INDENTURE. The Company has issued the Notes under an Indenture, dated as of November 18, 1998 (the “INDENTURE”), among the Company, as issuer of the Notes, the Guarantors party thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code ss.ss. 77aaa-77bbbb) as in effect on the date of the original issuance of the Notes (the “TRUST INDENTURE ACT”). The Notes are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms (all capitalized terms not defined herein shall have the meanings assigned to them in the Indenture). The Notes are unsecured general obligations of the Company limited to $200,000,000 in aggregate principal amount.

5. REDEMPTION PROVISIONS. (a) The Notes are not subject to any mandatory sinking fund redemption prior to maturity.

(b) The Notes may not be redeemed prior to November 1, 2003, but will be redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2003, at the following redemption prices (expressed as percentages of principal amount), together with accrued and unpaid interest if any, thereon to the redemption date, if redeemed during the twelve-month period beginning November 1:

OPTIONAL
REDEMPTION
YEAR	PRICE

2003	105.938%
2004	103.958%
2005	101.979%
2006 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to November 1, 2001, the Company may redeem at its option up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Equity Offerings at a redemption price equal to 111.875% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date; provided that (a) at least $130 million in aggregate principal amount of the Notes remains outstanding immediately after the occurrence of any such redemption and (b) such redemption occurs within 60 days of the date of the closing of any such Equity Offering.

(c) If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee from among the outstanding Notes on a pro rata basis, by lot or by any other method permitted in the Indenture. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder whose Notes are to be redeemed at the registered address of such holder. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

6. MANDATORY OFFERS. (a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require that the Company repurchase such Holder’s Notes, in whole or in part in integral multiples of $1,000 in principal amount, for a cash purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest (including Additional Interest, if any), if any, to the date of repurchase, as provided in, and subject to the terms of, the Indenture.

(b) The Company is, subject to certain conditions, obligated to make an offer to purchase Notes at 100% of their principal amount, plus accrued and unpaid interest (including Additional Interest, if any), thereon to the date of repurchase with certain of the Net Available Proceeds of Asset Sales in accordance with the Indenture.

7. NOTES TO BE REDEEMED OR PURCHASED. The Notes may be redeemed or purchased in part, but only in multiples of $1,000 principal amount unless all Notes held by a Holder are to be redeemed or purchased. On or after any date on which Notes are redeemed or purchased, interest ceases to accrue on the Notes or portions thereof called for redemption or accepted for purchase on such date.

8. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form, without coupons, in denominations of $1,000 principal amount of maturity and integral multiples thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. Holders seeking to transfer or exchange their Notes may be required, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered pursuant to an Offer. Neither the Trustee nor the Registrar shall be required (i) to register the transfer of or exchange any Note selected for redemption, (ii) to register the transfer of or exchange any Note for a period of 15 days before the mailing of a notice of redemption ending on the date of such mailing, (iii) to register the transfer or exchange of a Note between a Record Date and the next succeeding Interest Payment Date.

9. PERSONS DEEMED OWNERS. The registered Holder of a Note shall be treated as the owner of the Note for all purposes.

10. AMENDMENTS AND WAIVERS. (a) Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

(b) Notwithstanding section 10(a) above, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes, without the consent of any Holder, to: cure any ambiguity, defect or inconsistency; provide for uncertificated Notes in addition to or in place of certificated Notes; provide for the assumption of the obligations to the Holders of the Company, or the Guarantors, as the case may be, in the event of any merger or reorganization involving the Company, or a Guarantor, as the case may be, that is permitted under Article 5 of the Indenture; make any change that would provide any additional rights or benefits to Holders or does not adversely affect the legal rights under the Indenture of any Holder; or comply with the requirements of the Securities and Exchange Commission (“SEC”) in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

11. DEFAULTS AND REMEDIES. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture, the Notes or the Note Guarantees except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture, the Notes or the Note Guarantees unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.

12. SUBORDINATION. All Obligations owed under and in respect of the Notes are subordinated in right of payment, to the extent and in the manner provided in Article 10 of the Indenture, to the prior payment in full in cash of all Obligations owed under and in respect of all existing and future Senior Indebtedness of the Company and of each Guarantor, and the subordination of the Notes is for the benefit of all holders of all Senior Indebtedness, whether outstanding on the Issue Date or incurred thereafter. The Company and each Guarantor agree, and each Holder by accepting a Note agrees, to the subordination.

13. TRUSTEE DEALINGS WITH COMPANY. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee.

14. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or direct or indirect stockholder of the Company or any Guarantor (other than the Company and any Guarantor), as such, shall have any liability for any obligation of the Company or such Guarantor under the Indenture or the Notes or Note Guarantees or for any claim based on, in respect of, or by reason of, any such obligation or the creation of any such obligation. Each Holder by accepting a Note waives and releases such Persons from all such liability, and such waiver and release is part of the consideration for the issuance of the Notes.

15. DISCHARGE PRIOR TO REDEMPTION OR MATURITY. The Company and the Guarantors may be discharged from their obligations under the Indenture, the Notes and the Guarantees except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Indenture, the Notes and the Note Guarantees, in each case upon satisfaction of certain conditions specified in the Indenture.

16. RESTRICTIVE COVENANTS. The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Company to the Company, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

17. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

18. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

19. CUSIP/CINS NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused CUSIP and CINS numbers, as applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and CINS numbers, as applicable, in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers printed on the Notes.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Request may be made to: Agrilink Foods, Inc., 90 Linden Oaks, P.O. Box 20670, Rochester, New York 14602, Attention: Vice President—Communications, or by telephone at 716-383-1850.

SCHEDULE OF EXCHANGES OF CERTIFICATED NOTES*

The following exchanges of a part of this Global Note for Physical Notes have been made:

Amount of
	decrease in	Amount of increase	Principal Amount of	Signature of
	Principal Amount	in	this Global Note	authorized officer
	of this Global	Principal Amount of	following such	of Trustee or
Date of Exchange	Note	this Global Note	decrease (or increase)	Notes Custodian

* This schedule should only be added if the Note is issued in global form.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

 (Insert Social Security or other identifying number of assignee or transferee) and irrevocably appoint                                                       agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantee program reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 4.15 of the Indenture, check the box: ☐

If you elect to have this Note purchased by the Company pursuant to Section 4.16 of the Indenture, check the box: ☐

If you elect to have only part of the principal amount of this Note purchased by the Company pursuant to Section 4.15 or 4.16 of the Indenture, state the portion of such amount (multiples of $1,000 principal amount only): $                                               .

Dated:	Your signature:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:

(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), in accordance with the Securities Exchange Act of 1934, as amended.)